Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MUSTANG BIO, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Mustang Bio, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.          That the name of the Corporation is Mustang Bio, Inc., and that this Corporation’s original Certificate of Incorporation was filed on March 13, 2015, the first Amendment to the Certificate of Incorporation was filed on April 30, 2015 and the second Amendment to the Certificate of Incorporation was filed on May 24, 2016.

2.          That the duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is Mustang Bio, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 3500 South DuPont Highway, in the City of Dover, Kent County, Delaware 19901. The name of its registered agent at such address is Incorporating Services, Ltd.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL, and to possess and exercise all of the powers and privileges granted by such law and any other law of the State of Delaware.

ARTICLE IV

A.           Authorized Stock. The total number of shares of all classes of capital stock that the Corporation shall have the authority to issue is (i) fifty million (50,000,000) shares of Common Stock, with $0.0001 par value, of which one million (1,000,000) shares are designated as “Class A Common Stock” (the “Class A Common Stock”) and the remainder are undesignated Common Stock, and (ii) 2,000,000 shares of Preferred Stock (the “Preferred Stock”), 250,000 of which are designated as Class A Preferred Stock (the “Class A Preferred Stock”) and the remainder are undesignated Preferred Stock. Until the Class A Special Conversion Termination Date (as defined below), all references to Class A Common Stock herein will be deemed to also refer to any capital stock or securities that are issued upon conversion of or in exchange for the Class A Common Stock, other than Common Stock issued upon conversion of the Class A Common Stock or Common Stock issued upon the conversion of such other capital stock or securities that are issued upon conversion of or in exchange for the Class A Common Stock. The undesignated Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions, if any), the redemption price or prices, the liquidation preferences and other designations, powers, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock (but not below the number of shares of any such series then outstanding). The powers, preferences and relative participating, optional and other special rights of the respective classes of the Corporation’s capital stock or the holders thereof and the qualifications, limitations and restrictions thereof are as follows:

1.          Dividends.

2.1           Class A Preferred. The record holders of the outstanding shares of Class A Preferred Stock shall receive on each March 13 (each a “PIK Dividend Payment Date”) after the original issuance date of the Class A Preferred Stock until the date all outstanding Class A Preferred Stock is converted into Common Stock or redeemed (and the purchase price is paid in full), pro rata per share dividends paid in additional fully paid and nonassessable shares of Common Stock (such dividend being herein called “PIK Dividends”) such that the aggregate number of shares of Common Stock issued pursuant to such PIK Dividend is equal to two and one-half percent (2.5%) of the Corporation’s fully-diluted outstanding capitalization on the PIK Record Date. Notwithstanding the foregoing, a holder of Class A Preferred Stock entitled to receive a PIK Dividend may waive its rights to receive such dividend for any annual period, and such waiver shall not operate as a waiver of any future PIK Dividends. The “PIK Record Date” shall mean the date that is one (1) business day prior to any PIK Dividend Payment Date.

On the PIK Record Date immediately preceding a PIK Dividend Payment Date, the Board of Directors of the Corporation shall be deemed to have declared PIK Dividends on the Class A Preferred Stock in accordance with the above, payable on the next PIK Dividend Payment Date. PIK Dividends shall be payable in arrears on each PIK Dividend Payment Date, commencing on the first PIK Dividend Payment Date. If any PIK Dividend Payment Date occurs on a day that is not a business day, any accrued PIK Dividends otherwise payable on such PIK Dividend Payment Date shall be paid on the next succeeding business day. PIK Dividends shall be paid to holders of record of the Class A Preferred Stock on each PIK Dividend Payment Date as their names shall appear on the share register of the Corporation on the PIK Record Date immediately preceding such PIK Dividend Payment Date. Unpaid PIK Dividends may be paid at any time to holders of record on the PIK Record Date therefor. In the event the Class A Preferred Stock converts into Common Stock the holders shall receive all PIK Dividends accrued through the date of such conversion. The record date for such payment on conversion shall be the date immediately prior to the effective date of such conversion.

2.2           Other Distributions. No dividend or other distribution shall be paid, or declared and set apart for payment (other than dividends payable solely in capital stock on the capital stock of the Corporation) on the shares of Common Stock of the Corporation until all dividends (set forth in Section IV.2.1 above) on the Class A Preferred Stock shall have been paid or declared and set apart for payment.

2.          Voting.

3.1           General.

3.1.1           Subject to Subsection IV.3.2.1, the holders of the undesignated Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting. The number of authorized shares of Common Stock and Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3.1.2           The holders of the Class A Common Stock shall be entitled to notice of all stockholders meetings in accordance with the Corporation’s Bylaws. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Class A Common Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Class A Common Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.

3.1.3           Subject to Subsection IV.3.2.1, on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Class A Preferred Stock shall be entitled to cast for each share of Class A Preferred stock held by such holder as of the record date for determining stockholders entitled to vote on such matter, the number of votes that is equal to one and one-tenth (1.1) times a fraction, the numerator of which is the sum of (A) the shares of outstanding Common Stock and (B) the whole shares of Common Stock into which the shares of outstanding Class A Common Stock and the Class A Preferred Stock are convertible and the denominator of which is number of shares of outstanding Class A Preferred Stock.

3.1.4           Except as provided by law or by the other provisions of this Amended and Restated Certificate of Incorporation, holders of Class A Common Stock and Class A Preferred Stock shall vote together with the holders of Common Stock as a single class.

3.2           Election of Directors.

3.2.1           Notwithstanding any provision of the Bylaws of this Corporation, for a period of ten (10) years from the date of the first issuance of shares of Class A Common Stock (the “Class A Director Period”), the holders of record of the shares of Class A Common Stock (or other capital stock or securities that are issued upon conversion of or in exchange for the Class A Common Stock and whether or not the Class A Special Conversion Termination Date has occurred), exclusively and as a separate class, shall be entitled to appoint or elect one (1) director of the Corporation (the “Class A Director”).

3.2.2           The holders of record of the shares of Common Stock and Preferred Stock (including Class A Common Stock and Class A Preferred Stock) and of any other class or series of voting stock, exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation, if any.

Any director may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class(es) of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. A vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection IV.3.2.

3.3           Separate Vote of Class A Common Stock. For so long as at least one (1) share of Class A Common Stock remains outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class A Common Stock), in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Class A Common Stock, voting as a separate class, shall be necessary for effecting or validating any action that will (whether by amendment, merger, recapitalization, reclassification, consolidation or otherwise):

3.3.1           amend this Amended and Restated Certificate of Incorporation to change the terms of Class A Common Stock or in a manner that adversely affects the powers, preferences or rights of the Class A Common Stock (it being understood that the authorization of another series of capital stock with rights senior to those of the Class A Common Stock as to dividends, liquidation, redemption or voting would not constitute an amendment that adversely affects the Class A Common Stock);

3.3.2           cause the issuance of any shares of Class A Common Stock to any person other than City of Hope or its designees; or

3.3.3           treat Class A Common Stock in a manner different than Common Stock or Class A Preferred Stock.

3.          Conversion.

The holders of the Class A Common Stock and Class A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1           Right to Convert; Conversion Ratio. Each share of Class A Common Stock and Class A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into one (1) fully paid and nonassessable share of Common Stock (the “Conversion Ratio”), subject to adjustment as provided below.

4.2           Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Class A Common Stock and Class A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Class A Common Stock and/or Class A Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3           Mechanics of Conversion.

4.3.1           Notice of Conversion. In order for a holder of Class A Common Stock or Class A Preferred Stock to voluntarily convert shares of Class A Common Stock or Class A Preferred Stock into shares of Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Common Stock and Class A Preferred Stock), such holder shall surrender the certificate or certificates for such shares of Class A Common Stock or Class A Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Class A Common Stock or Class A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Class A Common Stock or Class A Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Common Stock and Class A Preferred Stock) to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Common Stock and Class A Preferred Stock) issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver to such holder of Class A Common Stock or Class A Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Common Stock and Class A Preferred Stock) issuable upon such conversion in accordance with the provisions hereof, a certificate for the number (if any) of the shares of Class A Common Stock or Class A Preferred Stock represented by the surrendered certificate that were not converted into Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Common Stock and Class A Preferred Stock), and cash as provided in Subsection IV.4.2 in lieu of any fraction of a share of Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Common Stock and Class A Preferred Stock) otherwise issuable upon such conversion and payment of any declared but unpaid dividends on the shares of Class A Common Stock or Class A Preferred Stock converted.

4.3.2           Reservation of Shares. The Corporation shall at all times when Class A Common Stock and Class A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Class A Common Stock and Class A Preferred Stock, such number of its duly authorized shares of Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Common Stock and Class A Preferred Stock) as shall from time to time be sufficient to effect the conversion of all outstanding Class A Common Stock and Class A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Common Stock and Class A Preferred Stock) shall not be sufficient to effect the conversion of all then outstanding shares of the Class A Common Stock and Class A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Common Stock and Class A Preferred Stock) to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Amended and Restated Certificate of Incorporation.

4.3.3           Effect of Conversion. All shares of Class A Common Stock and Class A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Common Stock and Class A Preferred Stock) in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Class A Common Stock and Class A Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class A Common Stock and Class A Preferred Stock accordingly.

4.3.4           Taxes and Liens. The Corporation shall pay any and all costs incurred by the Corporation to effect the conversion and shall pay any issue and other similar taxes that may be payable in respect of any issuance or delivery of any securities upon conversion of shares of Class A Common Stock and Class A Preferred Stock pursuant to this Subsection IV.4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of securities in a name other than that in which the shares of Class A Common Stock and Class A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid. Upon conversion of each share of Class A Common Stock or Class A Preferred Stock, the Corporation shall take all such actions as are necessary in order to ensure that the securities issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof (other than restrictions on transfer under applicable federal and state securities law and liens, charges and encumbrances arising through the holder thereof).

4.4           Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the effective date of this Amended and Restated Certificate of Incorporation (the “Effective Date”) effect a subdivision of the outstanding Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Common Stock or Class A Preferred Stock) (by any stock split, stock dividend, recapitalization or otherwise), the applicable Conversion Ratio of the Class A Common Stock or Class A Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Common Stock or Class A Preferred Stock) issuable on conversion of each share of Class A Common Stock or Class A Preferred Stock, as applicable shall be increased in proportion to such increase in the aggregate number of shares of Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Common Stock and Class A Preferred Stock) outstanding. If the Corporation shall at any time or from time to time after the Effective Date combine the outstanding shares of Common Stock, the applicable Conversion Ratio in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Common Stock or Class A Preferred Stock, as applicable) issuable on conversion of each share of Class A Common Stock or Class A Preferred Stock, as applicable shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Common Stock or Class A Preferred Stock, as applicable) outstanding. Any adjustment under this Subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.5           Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Class A Common Stock or the Class A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsection IV.4.4), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Class A Common Stock or Class A Preferred Stock, as applicable shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of the applicable Class A Common Stock or Class A Preferred Stock, as applicable immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in Subsection IV.4 with respect to the rights and interests thereafter of the holders of the Class A Common Stock or Class A Preferred Stock, as applicable, to the end that the provisions set forth in Subsection IV.4 (including provisions with respect to changes in and other adjustments of the applicable Conversion Ratio) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Class A Common Stock and Class A Preferred Stock.

4.6           Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Ratio pursuant to Subsection IV.4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the applicable series of Class A Common Stock or Class A Preferred Stock, as applicable a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the applicable shares of Class A Common Stock or Class A Preferred Stock, as applicable are convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Class A Common Stock or Class A Preferred Stock, as applicable (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the applicable Conversion Ratio then in effect, and (ii) the number of shares of Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Common Stock and Class A Preferred Stock) and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Class A Common Stock or Class A Preferred Stock, as applicable.

4.7           Notice of Record Date. In the event, (a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Common Stock and Class A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or (b) of any capital reorganization of the Corporation, any reclassification of the Common Stock, any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or any Deemed Liquidation Event (as defined in Subsection IV.4.8), then the Corporation will send or cause to be sent to the holders of the Class A Common Stock and Class A Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, liquidation, dissolution winding up or Deemed Liquidation Event is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Class A Common Stock or Class A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, liquidation, dissolution, winding up or Deemed Liquidation Event, and the amount per share and character of such exchange applicable to the Class A Common Stock and the Class A Preferred Stock and the Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Class A Common Stock or Class A Preferred). Such notice shall be sent at least 15 days prior to the record date or effective date for the event specified in such notice.

4.8           Deemed Liquidation Events. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the outstanding shares of Class A Preferred Stock elect otherwise by written notice sent to the Corporation at least 5 days prior to the effective date of any such event:

(a)          a merger or consolidation in which the Corporation is a constituent party or a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b)          the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

4.          Special Conversion. Upon the consummation of a Qualified IPO or a Qualified Change in Control, the then outstanding shares of Class A Common Stock shall be converted into shares of Common Stock; provided, however, if at that time, the Class A Common Stock is not then convertible into a number of shares of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Class A Common Stock) that have a value of: (a) in the case of a Qualified IPO, at least $5,000,000 based on the initial offering price in such IPO, or (b) in the case of a Qualified Change in Control, at least $5,000,000 in cash or at least $5,000,000 of equity based on the implied value of a share of Common Stock resulting from the price paid upon the consummation of such Qualified Change of Control, the Class A Common Stock will, notwithstanding the provisions of Section IV.4.1 above establishing the conversion ratio for the Class A Common Stock, automatically convert into such number of shares of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Class A Common Stock) that have a value of $5,000,000 based in the initial offering price in such IPO or the implied value of a share of Common Stock resulting from the price paid upon the consummation of such Qualified Change of Control (or if such Qualified Change of Control results in the Class A Shares being exchanged solely for cash, then $5,000,000 in cash). For the sake of clarity, this a one-time conversion.

“Qualified Change in Control” shall mean a Change in Control in which solely cash is paid in exchange for the then outstanding Class A Common Stock or, if the consideration for the then outstanding Class A Common Stock is paid in equity, the corporation issuing such equity is a publicly-traded company and the equity received in exchange for the Class A Common Stock is the same class or is immediately convertible into the same class of shares that are registered and listed for trading.

“Class A Special Conversion Termination Date” means the earlier of (i) a Qualified Change in Control or (ii) a Qualified IPO.

“Change of Control” means (i) any transaction or series of related transactions following which the holders of the Corporation’s capital stock immediately prior to such transaction or series of related transactions collectively are the owners of less than 50% of the outstanding equity interests of the Corporation entitled to (a) vote with respect to the election of directors (or positions having a similar function) or (b) receive the proceeds upon any sale, liquidation or dissolution of the Corporation, (ii) a sale, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, of all or a material portion of the Corporation’s interest in the Licensed Product or Licensed Service (as defined in that certain Exclusive License Agreement between the Corporation and City of Hope) or (iii) a sale, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, of all or a material portion of the Corporation’s right title, or interest in its assets taken as a whole.

“Qualified IPO” means the first public offering of the Common Stock of the Corporation to the general public that is effected pursuant to a registration statement filed with, and declared effective by, the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, but, for purposes of clarity, shall not include an offering effected pursuant to a registration statement on Form S-8 or any successor form.

5.          Waiver.

6.1           Any of the rights, powers and other terms of the Class A Common Stock set forth herein may be waived on behalf of all holders of Class A Common Stock by the affirmative written consent or vote of the holders of at least seventy-five percent (75%) of the shares of Class A Common Stock then outstanding.

6.2           Any of the rights, powers and other terms of the Class A Preferred Stock set forth herein may be waived on behalf of all holders of Class A Preferred Stock by the affirmative written consent or vote of the holders of at least seventy-five percent (75%) of the shares of Class A Preferred Stock then outstanding.

6.          Notices. Any notice required or permitted by the provisions of this Article IV to be given to a holder of shares of Class A Common Stock and Class A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

ARTICLE V

The number of directors of the Corporation shall be fixed from time to time as provided in the Bylaws.

ARTICLE VI

Unless and except that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VII

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.

ARTICLE VIII

To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no present or former director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

The Corporation will indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact such person is or was a director, officer or employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by the DGCL, and the Corporation may adopt Bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

ARTICLE X

Subject to the provisions of this Amended and Restated Certificate of Incorporation, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the DGCL and the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

ARTICLE XI

The Corporation is to have perpetual existence.

ARTICLE XII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XIII

The Corporation elects not to be governed by Section 203 of the DGCL. To the fullest extent permitted by section 122(17) of the DGCL, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in any Excluded Opportunity, or in being offered an opportunity to receive notice of or participate in any Excluded Opportunity, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and no such individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization, governmental or regulatory body or other entity (“Person”) shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Person pursues or acquires such Excluded Opportunity, directs such Excluded Opportunity to another Person or fails to present such Excluded Opportunity, or information regarding such Excluded Opportunity, to the Corporation or its subsidiaries. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Class A Common Stock or Class A Preferred Stock or any affiliate, partner, member, director, stockholder, employee, agent or other related person of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation. Any Person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII. Neither the alteration, amendment or repeal of this Article XIII nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article XIII shall eliminate or reduce the effect of this Article XIII in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article XIII, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

3.          That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4.          That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

* * * *

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 26th day of July 2016.

MUSTANG BIO, INC.

By:	/s/ Michael S. Weiss
Michael S. Weiss, President and CEO